PROSPECTUS SUPPLEMENT NO. 3                      File Pursuant to Rule 424(b)(3)
(To Prospectus Dated December 14, 2001)               Registration No. 333-65952

                              COMPUTER MOTION, INC.

                        6,317,951 Shares of Common Stock

                              --------------------

        The purpose of this prospectus supplement is to provide supplemental information regarding Computer Motion, Inc., in connection with the offering from time to time of up to 6,317,951 shares of its Common Stock by Societe Generale as described in Computer Motion's prospectus dated December 14, 2001. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

        See "Risk Factors" beginning on page 7 of the prospectus to read about risks that you should consider before buying shares of Computer Motion's Common Stock.

        You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

                              --------------------


The date of this Prospectus Supplement is January 22, 2002

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                              PROSPECTUS SUPPLEMENT

PLAN OF DISTRIBUTION......................................................S-1



                                   PROSPECTUS

PROSPECTUS SUMMARY..........................................................2

OUR BUSINESS................................................................2

THE OFFERING................................................................4

SUMMARY FINANCIAL DATA......................................................6

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS.................................7

USE OF PROCEEDS............................................................19

DIVIDEND POLICY............................................................19

SELLING STOCKHOLDER........................................................19

PLAN OF DISTRIBUTION.......................................................20

DESCRIPTION OF CAPITAL STOCK...............................................21

INDEMNIFICATION............................................................26

WHERE YOU CAN FIND MORE INFORMATION........................................26

TRANSFER AGENT AND REGISTRAR...............................................27

LEGAL MATTERS..............................................................27

EXPERTS....................................................................27

IMPORTANT INFORMATION INCORPORATED INTO THIS PROSPECTUS....................27

                              PLAN OF DISTRIBUTION

        On January 22, 2002, we delivered a draw down notice to Societe Generale in accordance with the terms of the Amended and Restated Equity Line Financing Agreement between us and Societe Generale, dated September 20, 2001, as amended, and, as a result, a purchase period commenced on January 23, 2002 and is expected to terminate on January 29, 2002. The draw down notice obligates Societe Generale to purchase shares of our Common Stock with an aggregate purchase price of $178,755.32 during the purchase period. The number of shares to be purchased by Societe Generale will be based on market prices of our Common Stock during the purchase period and will not be known until the end of the purchase period. The maximum number of shares to be purchased by Societe Generale pursuant to the draw down notice is 65,718 shares, which is based upon the floor price we established for this draw down period of $2.72.


                                       S-1